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                                                                   EXHIBIT 23.1





                              CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Exar Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Exar Corporation of our report dated May 4, 1994, except as to
Note 12, which is as of June 3, 1994, relating to the consolidated balance sheets of Exar Corporation and subsidiaries as of March 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended March 31, 1994, which report appears in the March 31, 1994, annual report on Form 10-K of Exar Corporation.


                                        KPMG Peat Marwick LLP


Palo Alto, California
April 24, 1995